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                                                                Exhibit 4(b)(xi)

                   THE VARIABLE ANNUITY LIFE INSURANCE COMPANY
                                 (the "Company")
                               2929 Allen Parkway
                              Houston, Texas 77019

                ECONOMIC GROWTH AND TAX RELIEF RECONCILIATION ACT
                                   ("EGTRRA")
                  RETIREMENT PLAN ANNUITY CONTRACT ENDORSEMENT

This Endorsement is made a part of the individual annuity contract or group annuity certificate to which it is attached (the "Contract"). The Contract is issued in connection with certain employer-sponsored retirement plans or arrangements, which may be described under any of the following Code Sections:
401(a) (including 401(k)); 403(a); 403(b); 457(b) (the "Plan"). The Plan may
limit the exercise by the Participant or a Beneficiary of rights under the Contract, including any endorsements thereto, and may limit the rights described in this Endorsement.

Section references are to the Code, which means The Internal Revenue Code of 1986 as now or hereafter amended. The term "Applicable Law" means laws that may either limit or compel the exercise of rights under the Contract, including, but not limited to, the Code, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the laws of the state in which the Contract was issued.

This Endorsement shall supersede any inconsistent provisions of the Contract or any endorsement issued prior to or concurrent with this Endorsement.

1.   Contribution Limitations

     a. Contributions (not including transfers and rollovers) may be made to this Contract up to the applicable limits set forth in the Code and the Plan. If the Contract is issued under a Plan to which Code Section 402(g) applies, including Contracts issued under a 403(b) plan or arrangement, except as otherwise provided herein elective deferrals by the Participant to this Contract may not exceed the limit under
          Section 402(g).

     b. Contributions properly made pursuant to Code Section 414(v) by Participants who otherwise qualify to make such contributions shall be disregarded in determining whether contributions to the Contract have exceeded the limits imposed under the Contract.

     c. The Plan may require the Participant to temporarily cease contributions upon issuance of a distribution for financial hardship.

     d. Contributions determined to be in excess of applicable limits, that are identified by the Company, by the Plan, or by the Participant, shall be returned to the Participant or to the Employer or held in an unallocated account, according to the requirements of Applicable Law. The Company will cooperate with the Plan and the sponsoring employer in the correction of excess contributions identified in an IRS examination; provided, however, that the Plan sponsor shall consult with the Company before entering into any agreement with regard to such excess amounts in the Contract.

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2.   Distribution Eligibility and Portability

     a. A Plan Participant may receive a distribution from this Contract following severance of employment with the employer sponsoring the Plan.

     b. A distribution to a Plan Participant, or to a former spouse or surviving spouse of the participant, which is an Eligible Rollover Distribution, may be transferred in a qualifying rollover to any Eligible Retirement Plan. For purposes of this paragraph, "Eligible Rollover Distribution" and "Eligible Retirement Plan" shall have the meaning given to them in the Code, as applicable to the type of plan under which the Contract is issued and/or maintained at the time of the distribution. Except as Applicable Law may otherwise provide, any Eligible Rollover Distribution from the Contract shall be subject to mandatory tax withholding if paid to the Participant, or where applicable, to the Participant's former spouse or spousal beneficiary.

     c. A Participant or Beneficiary may request a non-reportable plan-to-plan transfer of a portion of the Contract value to another plan or contract, subject to any applicable limitations in the Plan, the Contract, and Applicable Law.

     d. An employer may not request a distribution of a Participant's account to the Participant unless the employer is authorized to do so under the Plan and permitted to do so under Applicable Law.

     e. This Contract will accept Eligible Rollover Distributions from other plans, provided however that rollovers of after-tax amounts will be permitted only with the advance written consent of the Company. The Company may establish separate accounts for such rollover distributions, where administratively practicable, in order to maintain such separate records as may be necessary or appropriate.

3. Required Distributions. Except as otherwise required by Applicable Law, distributions to the Participant must commence by April 1 of the year following the year in which the Participant attains age 70 1/2 or, if later, retires from service with the Plan sponsor. Distributions to Participants and Beneficiaries shall be made in accordance with Code
     Section 401(a)(9) and regulations thereunder. Where permitted by Applicable Law, a Participant or a Beneficiary may aggregate this contract with other contracts issued under the plan, or in the case of 403(b) contracts, with other 403(b) contracts or accounts, in determining the distribution that must be taken from this Contract.

4. In the absence of federal legislative action, one or more of the provisions of the Code that are reflected in this Endorsement will automatically expire on January 1, 2011. In the event of such automatic expiration, such provisions shall cease to apply under this Endorsement.

Except as Applicable Laws otherwise require, the provisions of this Endorsement shall be effective as of January 1, 2002, or the Contract Date of Issue, whichever is later.

                                             THE VARIABLE ANNUITY LIFE INSURANCE
                                             COMPANY


                                             /s/ Mary L. Cavanaugh
                                             -----------------------------------
                                             Mary L. Cavanaugh
                                             Secretary

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